                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CT Communications, Inc.:

     We consent to incorporation by reference in the Registration Statements (Registration Nos. 33-59641, 33-59643, 33-59645, 333-15537, 333-30125,
333-38895, 333-77323, 333-65818, and 333-65846) of CT Communications, Inc. of
our report dated March 18, 2002, relating to the audited consolidated balance sheets of Palmetto MobileNet, L.P. as of December 31, 2001 and 2000 and the related consolidated statements of income and partners' equity, and cash flows for each of the three years ended December 31, 2001, 2000, and 1999, which report is included in the December 31, 2001 Annual Report on Form 10-K of CT Communications, Inc.

                                          Bauknight Pietras & Stormer, P.A.

Columbia, South Carolina
March 30, 2002